Exhibit 99.1

PETER C. HARVEY ELECTED TO THE BOARD OF DIRECTORS
OF NEW JERSEY RESOURCES

WALL, NJ, October 31, 2023 – The board of directors of New Jersey Resources (NYSE: NJR) today announced the unanimous election of Peter C. Harvey to the board.

“Peter Harvey is a nationally recognized lawyer, former New Jersey Attorney General and federal prosecutor with extensive experience at the highest levels of his profession,” said Steve Westhoven, president and CEO of New Jersey Resources. “He is a welcome addition to our company, and I am confident he will bring thoughtful, independent leadership to our board of directors.”

“There are few people as accomplished in their field as Peter Harvey,” said Donald Correll, chair of the board of New Jersey Resources. “His addition as a director makes our board even stronger. With his more than 30 years of courtroom experience and proven record of accomplishment, he will bring an insightful perspective rooted in accountability and effective oversight to our board.”

Mr. Harvey is a partner and trial attorney at the law firm of Patterson Belknap Webb and Tyler LLP, where he represents clients in complex civil and criminal trials and high stakes regulatory and public policy matters. In addition to Patterson Belknap Webb and Tyler LLP, he worked for such prestigious firms as Riker Danzig Scherer Hyland and Perretti LLP and Kaye, Scholer, Fierman, Hays and Handler.

Previously, Mr. Harvey served as the 54th attorney general of New Jersey. As the state’s chief law enforcement officer, he was the chair of the New Jersey Domestic Security Preparedness Task Force and responsible for coordinating New Jersey’s homeland security strategy for both law enforcement and the private sector. He also served as a federal prosecutor in the U.S. Attorney’s Office for the District of New Jersey where he tried cases involving organized crime and financial fraud.

Mr. Harvey received a J.D. from Columbia Law School and a bachelor’s degree with honors from Morgan State University. Upon graduation from law school, he served as law clerk to the Honorable Dickinson R. Debevoise, United States District Judge for the District of New Jersey.

He is a member of the National Bar Association, American Bar Association and National Association of Attorneys General, and serves on the National Football League’s Diversity Advisory Committee.

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PETER C. HARVEY ELECTED TO THE BOARD OF DIRECTORS OF NEW JERSEY RESOURCES

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New Jersey Natural Gas, NJR’s principal subsidiary, operates and maintains over 7,700 miles of natural gas transportation and distribution infrastructure to serve nearly 575,000 customers in New Jersey’s Monmouth, Ocean and parts of Morris, Middlesex, Sussex and Burlington counties.

•	Clean Energy Ventures invests in, owns and operates solar projects with a total capacity of more than 460 megawatts, providing residential and commercial customers with low-carbon solutions.

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Energy Services manages a diversified portfolio of natural gas transportation and storage assets and provides physical natural gas services and customized energy solutions to its customers across North America.

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Storage and Transportation serves customers from local distributors and producers to electric generators and wholesale marketers through its ownership of Leaf River Energy Center and the Adelphia Gateway Pipeline, as well as our 50% equity ownership in the Steckman Ridge natural gas storage facility.

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Home Services provides service contracts as well as heating, central air conditioning, water heaters, standby generators, solar and other indoor and outdoor comfort products to residential homes throughout New Jersey.

NJR and its nearly 1,300 employees are committed to helping customers save energy and money by promoting conservation and encouraging efficiency through Conserve to Preserve® and initiatives such as The SAVEGREEN Project® and The Sunlight Advantage®.

For more information about NJR:
www.njresources.com
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